Exhibit 10.4

R&S Investments, LLC

August 28, 2012

Hollywood Media Corp.

2255 Glades Road, Suite 221A

Boca Raton, FL 33431

Re:       Contingent Additional Payment

In the event of a "Change of Control" (as defined in the following two sentences) with respect to Hollywood.com, LLC ("Hollywood.com") prior to August 31, 2015, R&S Investments, LLC ("R&S Investments") shall pay to Hollywood Media Corp. ("Hollywood Media") the "Contingent Additional Payment" (as hereinafter defined). A "Change of Control" with respect to Hollywood.com means the consummation of a sale of all the assets of Hollywood.com to one person or a group of persons not controlled by, directly or indirectly, Mitchell Rubenstein ("Rubenstein") and Laurie S. Silvers ("Silvers") or their heirs, personal representatives or affiliates. For this purpose, an entity shall be considered to be controlled by Rubenstein and Silvers if they own, directly or through tiers of ownership, 50% or more of the total equity interests in such entity (as determined by either fair market value or voting power) immediately after the transfer of assets. The Contingent Additional Payment will be Three Million Five Hundred Thousand Dollars ($3,500,000) or, if less, the amount received by R&S Investments in connection with the Change of Control. For the avoidance of doubt, Hollywood.com and Totally Hollywood TV, LLC shall have no liability for, and the assets of Hollywood.com and Totally Hollywood TV, LLC and membership interests therein shall not otherwise be subject to, the contingent obligation described in this letter. There is no guaranty or assurance that a Change of Control will occur prior to August 31, 2015, and R&S Investments shall have no obligation to seek a Change of Control.

Very truly yours,

R&S Investments, LLC

By:	/s/ Mitchell Rubenstein
Mitchell Rubenstein
Managing Member